OFFER TO PURCHASE AND PROXY STATEMENT

                              THE SOUTHERN COMPANY
                           OFFER TO PURCHASE FOR CASH
             ANY AND ALL OUTSTANDING SHARES OF THE 4.20% SERIES OF
                               PREFERRED STOCK OF

                             ALABAMA POWER COMPANY
         364,000 SHARES, PREFERRED STOCK, $100 PAR VALUE, 4.20% SERIES
        AT A PURCHASE PRICE OF $78.50 PER SHARE, CUSIP NUMBER 010392207

                             ALABAMA POWER COMPANY
                                PROXY STATEMENT
              WITH RESPECT TO ITS COMMON STOCK AND PREFERRED STOCK
                            ------------------------

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 10, 1997, UNLESS THE OFFER IS EXTENDED.
                            ------------------------

    The Southern Company, a Delaware corporation ("Southern"), invites the holders of the 4.20% Series of preferred stock (the "Series of Preferred," and the holder thereof a "Preferred Shareholder") of Alabama Power Company, an Alabama corporation and direct utility subsidiary of Southern (the "Company"), to tender any and all of their shares of the Series of Preferred ("Shares") for purchase at the purchase price of $78.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and Proxy Statement and in the accompanying Letter of Transmittal and Proxy (which together constitute the "Offer"). Southern will purchase any and all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. In addition, the Company has declared and will pay a dividend attributable to the period ending on the Payment Date (as defined herein) to each holder of a tendered Share that is purchased by Southern pursuant to the Offer. See "Terms of the Offer -- Certain Conditions of the Offer" and "Terms of the Offer -- Extension of Tender Period; Termination; Amendments."
    THE OFFER FOR THE SERIES OF PREFERRED IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. PREFERRED SHAREHOLDERS (INCLUDING PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES SUBSEQUENT TO THE RECORD DATE (AS HEREINAFTER DEFINED) AND WHO FOLLOW THE REQUIRED PROCEDURES APPLICABLE TO SUCH SHARES) WHO WISH TO TENDER THEIR SHARES PURSUANT TO THE OFFER MUST VOTE IN FAVOR OF THE PROPOSED AMENDMENT, AS DESCRIBED BELOW. THE OFFER IS CONDITIONED UPON THE APPROVAL OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, AS AMENDED (THE "HOLDING COMPANY ACT"), AND UPON, AMONG OTHER THINGS, THE PROPOSED AMENDMENT, AS DESCRIBED BELOW, BEING APPROVED AND ADOPTED AT THE SPECIAL MEETING (AS DEFINED BELOW). SEE "TERMS OF THE OFFER -- CERTAIN CONDITIONS OF THE OFFER."
    IN ORDER TO VALIDLY TENDER SHARES PURSUANT TO THE OFFER, PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES DURING THE PERIOD BEGINNING TWO DAYS PRIOR TO THE RECORD DATE AND UP TO AND INCLUDING THE EXPIRATION DATE (AS HEREINAFTER DEFINED) MUST OBTAIN AN ASSIGNMENT OF PROXY FROM THE SELLER OF SUCH SHARES AND VOTE SUCH PROXY IN FAVOR OF THE PROPOSED AMENDMENT. IN ORDER TO FACILITATE THE TRANSFER OF SHARES DURING THE PERIOD DESCRIBED ABOVE, THE SHARES OF THE SERIES OF PREFERRED WILL TRADE "WITH PROXY" IN THE OVER-THE-COUNTER MARKET. SETTLEMENT OF ALL TRADES DURING THE PERIOD DESCRIBED ABOVE SHOULD INCLUDE AN ASSIGNMENT OF PROXY FROM THE SELLER. SEE "TERMS OF THE OFFER -- PROCEDURE FOR TENDERING SHARES." FOR FURTHER INFORMATION, CALL THE INFORMATION AGENT (AS HEREINAFTER DEFINED) OR THE DEALER MANAGER (AS HEREINAFTER DEFINED) OR CONSULT YOUR BROKER FOR ASSISTANCE.
    Concurrently with the Offer, the Board of Directors of the Company is soliciting proxies from the holders of each series of the Company's outstanding preferred stock (which, in addition to the Series of Preferred included in this Offer, consists of all other outstanding series of the Company's preferred stock) for use at the Special Meeting of Shareholders of the Company to be held at the offices of its affiliate Georgia Power Company, 333 Piedmont Avenue, N.E., Atlanta, Georgia, on December 10, 1997 at 3:30 p.m., Eastern time, or any adjournment or postponement of such meeting (the "Special Meeting"). The Special Meeting, notice of which is hereby given, is being held to consider an amendment (the "Proposed Amendment") to the Company's charter (the "Charter") which would eliminate the provisions in the Charter restricting the ability of the Company to issue unsecured indebtedness, to sell assets, merge or consolidate, to pay dividends on its common stock in the event that its common equity capitalization falls below certain levels and to pay dividends on its common stock in the event that its retained earnings are not at least equal to two times the annual dividends on its outstanding preferred stock. PREFERRED SHAREHOLDERS (INCLUDING PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES SUBSEQUENT TO THE RECORD DATE AND WHO FOLLOW THE REQUIRED PROCEDURES APPLICABLE TO SUCH SHARES) WHO WISH TO TENDER THEIR SHARES PURSUANT TO THE OFFER MUST SUBMIT A DULY COMPLETED, VALID AND UNREVOKED PROXY INDICATING THEIR VOTE IN FAVOR OF THE PROPOSED AMENDMENT OR INDICATE IN THE ACCOMPANYING LETTER OF TRANSMITTAL AND PROXY THEIR INTENTION TO VOTE FOR THE PROPOSED AMENDMENT AT THE SPECIAL MEETING. HOWEVER, PREFERRED SHAREHOLDERS WHO POSSESS THE PROXY WITH RESPECT TO SUCH SHARES HAVE THE RIGHT TO VOTE FOR THE PROPOSED AMENDMENT REGARDLESS OF WHETHER THEY TENDER THEIR SHARES. IF THE PROPOSED AMENDMENT IS APPROVED AND ADOPTED BY THE COMPANY'S SHAREHOLDERS, THE COMPANY WILL MAKE A SPECIAL CASH PAYMENT ("SPECIAL CASH PAYMENT") IN THE AMOUNT EQUAL TO 1.00% OF THE PAR VALUE PER SHARE (OR $1.00 PER SHARE) FOR EACH SHARE PROPERLY VOTED IN FAVOR OF THE PROPOSED AMENDMENT, PROVIDED THAT SUCH SHARES HAVE NOT BEEN TENDERED PURSUANT TO THE OFFER. THOSE PREFERRED SHAREHOLDERS WHO VALIDLY TENDER THEIR SHARES WILL BE ENTITLED ONLY TO THE PURCHASE PRICE PER SHARE LISTED ABOVE PLUS FROM THE COMPANY THE INTERIM DIVIDEND (AS DEFINED HEREIN). TENDERING PREFERRED SHAREHOLDERS WILL NOT BE ENTITLED TO THE SPECIAL CASH PAYMENT.
                            ------------------------

    The Company will pay a solicitation fee for Shares tendered, accepted for payment and paid for pursuant to the Offer, subject to certain conditions. See "Fees and Expenses Paid to Dealers."
                            ------------------------

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

    NEITHER SOUTHERN, THE COMPANY, THEIR RESPECTIVE BOARDS OF DIRECTORS, NOR ANY OF THEIR RESPECTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY PREFERRED SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES. EACH PREFERRED SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.
    THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE PROPOSED
AMENDMENT.
                            ------------------------

    This Offer to Purchase and Proxy Statement is first being mailed on or about November 3, 1997. The record date with respect to the Shares is November 6, 1997.
                            ------------------------

    The Series of Preferred is traded in the over-the-counter market (the "OTC") and is not listed on any national securities exchange. On October 30, 1997, the last reported sale price as reported by the National Quotation Bureau, LLC was $61.25 for the Series of Preferred (on October 22, 1997). Preferred Shareholders are urged to obtain a current market quotation for the Shares.
                            ------------------------

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.
The date of this Offer to Purchase and Proxy Statement is November 3, 1997.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF SOUTHERN OR THE COMPANY AS TO WHETHER PREFERRED SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL AND PROXY. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SOUTHERN OR THE COMPANY.

                                   IMPORTANT

     Any Preferred Shareholder desiring to accept the Offer and tender all or any portion of his or her Shares should, in addition to voting in favor of the Proposed Amendment either by executing and returning the enclosed Letter of Transmittal and Proxy or by voting in person by ballot at the Special Meeting, either (i) if not the record holder, request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her, or (ii) if the record holder, complete and sign the Letter of Transmittal and Proxy, in accordance with the instructions in such Letter of Transmittal and Proxy, mail or deliver the same and any other required documents to The Bank of New York (the "Depositary"), and deliver the certificates for such Shares to the Depositary, along with the Letter of Transmittal and Proxy, or tender such Shares pursuant to the procedure for book-entry transfer set forth below under "Terms of the Offer -- Procedure for Tendering Shares," on or prior to the Expiration Date (as defined below). A Preferred Shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender such Shares. Any Preferred Shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth below under "Terms of the Offer -- Procedure for Tendering Shares."

     A LETTER OF TRANSMITTAL AND PROXY MAY BE USED TO VOTE IN FAVOR OF THE PROPOSED AMENDMENT EVEN IF NO SHARES ARE BEING TENDERED.

     Questions or requests for assistance may be directed to Corporate Investor Communications, Inc. (the "Information Agent") or to Merrill Lynch & Co. ("Merrill Lynch" or the "Dealer Manager") at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase and Proxy Statement. Requests for additional copies of this Offer to Purchase and Proxy Statement, the Letter of Transmittal and Proxy or other tender offer or proxy materials may be directed to the Information Agent, and such copies will be furnished promptly at the Company's expense. Preferred Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................     4
TERMS OF THE OFFER..........................................     7
  Number of Shares; Purchase Price; Expiration Date;
     Dividends..............................................     7
  Procedure for Tendering Shares............................     8
  Withdrawal Rights.........................................    10
  Acceptance of Shares for Payment and Payment of Purchase
     Price and Dividends....................................    11
  Certain Conditions of the Offer...........................    12
  Extension of Tender Period; Termination; Amendments.......    13
PROPOSED AMENDMENT AND PROXY SOLICITATION...................    14
  Introduction..............................................    14
  Voting Shares.............................................    15
  Voting Requirements and Procedures........................    15
  Proxies...................................................    15
  Special Cash Payments.....................................    16
  Security Ownership of Certain Beneficial Owners and
     Management.............................................    17
  Business to Come Before the Special Meeting...............    17
  Explanation of the Proposed Amendment.....................    17
  Reasons for the Proposed Amendment........................    18
  Independent Public Accountants............................    19
PRICE RANGE OF SHARES; DIVIDENDS............................    19
PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER..........    20
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................    22
SOURCE AND AMOUNT OF FUNDS..................................    25
TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES...........    25
FEES AND EXPENSES PAID TO DEALERS...........................    25
CERTAIN INFORMATION REGARDING SOUTHERN AND THE COMPANY......    26
SUMMARY OF FINANCIAL INFORMATION............................    28
MISCELLANEOUS...............................................    29
APPENDIX A..................................................   A-1

                                    SUMMARY

     The following summary is provided solely for the convenience of the Preferred Shareholders. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained in this Offer to Purchase and Proxy Statement and the Letter of Transmittal and Proxy and any amendments or supplements hereto or thereto. Preferred Shareholders are urged to read this Offer to Purchase and Proxy Statement and the Letter of Transmittal and Proxy in their entirety. Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase and Proxy Statement.

Southern and the Company...  Southern, 270 Peachtree Street, N.W., Atlanta,
                               Georgia 30303, is a registered holding company under the Holding Company Act which owns all of the outstanding common stock of its electric utility subsidiaries, including the Company. The service area of Southern's electric utility subsidiaries covers portions of Alabama, Florida, Georgia and Mississippi. The Company, 600 North 18th Street, Birmingham, Alabama 35291, is a utility primarily engaged in the generation, purchase, transmission and distribution of electric power to approximately 1,250,000 customers in Alabama and in supplying electric power at wholesale to other electric utility companies and municipalities.

The Series of Preferred....  4.20% Preferred Stock (par value $100 per share)

The Offer and Purchase
Price......................  Offer to purchase any or all Shares of the Series of Preferred at $78.50 per Share

Independent Offer..........  The Offer is not conditioned upon any minimum number of Shares being tendered. Preferred
                               Shareholders who wish to tender their Shares must vote in favor of the Proposed Amendment. The Offer is subject to shareholder approval of the Proposed Amendment and certain other conditions.

Dividends..................  The Company has declared and will pay to tendering
                               Preferred Shareholders a dividend attributable to the period ending on the Payment Date (the "Interim Dividend") on tendered Shares that are purchased by Southern pursuant to the Offer. Tendering Preferred Shareholders will not be entitled to any dividends in respect of any later dividend periods (or any portion thereof).

Commission Approval........  The Offer is conditioned, among other things, upon the approval of the Commission under the Holding Company Act.

Expiration Date of the
Offer......................  The Offer expires at 5:00 p.m., New York City time, on December 10, 1997, unless extended (the
                               "Expiration Date").

How to Tender Shares.......  Preferred Shareholders (including Preferred
                               Shareholders who acquire Shares subsequent to the Record Date) who wish to tender their Shares must vote in favor of the Proposed Amendment. Preferred Shareholders who purchase or whose purchase is registered after the Record Date and who wish to tender their Shares must arrange with their seller to receive an assignment of proxy from the holder of record on the Record Date. See "Terms of the Offer -- Procedure for Tendering Shares." For further information, call the Information Agent or the Dealer Manager or consult your broker for assistance.

Withdrawal Rights..........  Tendered Shares of the Series of Preferred may be
                               withdrawn at any time until the Expiration Date and, unless previously accepted for payment, may also be withdrawn after January 2, 1998. See "Terms of the Offer -- Withdrawal Rights." The proxy accompanying any tendered Shares that are withdrawn will not be considered revoked unless the Preferred Shareholder specifically revokes such proxy as described herein. See "Proposed Amendment and Proxy Solicitation -- Proxies."

Purpose of the Offer.......  Southern is making the Offer because Southern believes that the purchase of Shares is
                               economically attractive to the Company and indirectly to Southern and its shareholders. In addition, the Offer gives Preferred Shareholders the opportunity to sell their Shares at a price which Southern believes to be a premium over the market price and without the usual transaction costs associated with a market sale. See "Purpose of the Offer; Certain Effects of the Offer."

Brokerage Commissions......  Not payable by Preferred Shareholders.

Solicitation Fee...........  Southern will pay a solicitation fee of an amount equal to 1.50% of the par value per Share for Shares that are tendered, accepted for payment and paid for pursuant to the Offer (except that for transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, Southern will pay a solicitation fee of an amount equal to 1.00% of the par value per Share). If the Proposed Amendment is approved and adopted, the Company will pay a separate fee of an amount equal to 0.50% of the par value per Share for Shares that are not tendered pursuant to the Offer but which are voted in favor of the Proposed Amendment (except that for transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, the Company will pay a separate fee of an amount equal to 0.25% of the par value per Share for Shares that are not tendered pursuant to the Offer but are voted in favor of the Proposed Amendment). A Soliciting Dealer (as defined herein) will not be entitled to a solicitation fee or a separate fee for Shares beneficially owned by such Soliciting Dealer. See "Fees and Expenses Paid to Dealers."

Proposed Amendment.........  Concurrently with the Offer, the Board of Directors of the Company is soliciting proxies from all holders of each series of the Company's outstanding preferred stock for use at the Special Meeting of Shareholders of the Company. The Special Meeting is being held to consider an amendment to the Company's Charter which would eliminate the provisions restricting the ability of the Company to issue unsecured indebtedness, to sell assets, merge or consolidate, to pay dividends on its common stock in the event that its common equity capitalization falls below certain levels and to pay dividends on its common stock in the event that its retained earnings are not at least equal to two times the annual dividends on its outstanding preferred stock. If the Proposed Amendment is approved by the shareholders, such restrictions contained in the Charter will be eliminated with respect to any Shares that remain outstanding after the consummation of the Offer. See "Purpose of the Offer; Certain Effects of the Offer."

Record Date with respect to
the Shares.................  November 6, 1997.

Special Cash Payment.......  Preferred Shareholders who possess the proxy with respect to Shares have the right to vote for the Proposed Amendment regardless of whether they tender their Shares. If the Proposed Amendment is approved and adopted by the Company's shareholders, the Company will make a special cash payment equal to 1.00% of the par value per Share (or $1.00 per Share) for each Share properly voted in favor of the Proposed Amendment but not tendered (the "Special Cash Payment"). Preferred Shareholders who validly tender their Shares will not be entitled to the Special Cash Payment. Rather, such tendering Preferred Shareholders will only be entitled to (i) from Southern, the purchase price per Share listed on the front cover of this Offer to Purchase and Proxy Statement and (ii) from the Company, the Interim Dividend.

Stock Transfer Tax.........  Except as described herein, Southern will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. See Instruction 6 of the Letter of Transmittal and Proxy. See "Terms of the Offer - Acceptance of Shares for Payment of Purchase Price and Dividends."

Payment Date...............  Promptly after the Expiration Date or any extension thereof (the "Payment Date").

Further Information........  Additional copies of this Offer to Purchase and
                               Proxy Statement and the Letter of Transmittal and Proxy may be obtained by contacting Corporate Investor Communications, Inc. the Information Agent, at (888) 881-0526 (toll free) and (888)
                               349-2003 (banks and brokers). Questions about the Offer should be directed to Merrill Lynch at
                               (888) ML4-TNDR or (888) 654-8637 (toll-free).

                               TERMS OF THE OFFER

NUMBER OF SHARES; PURCHASE PRICE; EXPIRATION DATE; DIVIDENDS

     Upon the terms and subject to the conditions described herein and in the Letter of Transmittal and Proxy, Southern will purchase any and all Shares that are validly tendered on or prior to the Expiration Date (and not properly withdrawn in accordance with "Terms of the Offer -- Withdrawal Rights") at the purchase price per Share listed on the front cover of this Offer to Purchase and Proxy Statement for the Shares tendered, net to the seller in cash. In addition, a tendering Preferred Shareholder will receive the Interim Dividend from the Company. See "Terms of the Offer -- Certain Conditions of the Offer" and "Terms of the Offer -- Extension of Tender Period; Termination." On October 31, 1997, there were issued and outstanding 364,000 shares of the Series of Preferred.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS CONDITIONED UPON, AMONG OTHER THINGS, THE PROPOSED AMENDMENT BEING APPROVED AND ADOPTED AT THE SPECIAL MEETING. PREFERRED SHAREHOLDERS (INCLUDING PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES SUBSEQUENT TO THE RECORD DATE AND WHO FOLLOW THE REQUIRED PROCEDURES APPLICABLE TO SUCH SHARES) WHO WISH TO TENDER THEIR SHARES PURSUANT TO THE OFFER MUST VOTE IN FAVOR OF THE PROPOSED AMENDMENT, AS DESCRIBED HEREIN. THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "TERMS OF THE OFFER -- CERTAIN CONDITIONS OF THE OFFER."

     The Offer is being sent to all persons in whose names Shares are registered on the books of the Company as of the close of business on November 6, 1997 and transferees of such persons. Preferred Shareholders who purchase or whose purchase is registered after the Record Date and who wish to tender in the Offer must arrange with their seller to receive a proxy from the holder of record on the Record Date. In order to facilitate receipt of proxies, Shares traded in the over-the-counter market only shall, during the period which commences November 4, 1997 (two business days prior to the Record Date) and which will end at the close of business on the Expiration Date, trade with a proxy providing the transferee with the right to vote such acquired Shares in the proxy solicitation. No record date is fixed for determining which persons are permitted to tender Shares. However, only the holders of record, or holders who acquire an assignment of proxy from such holders, are permitted to vote for the Proposed Amendment and thereby validly tender Shares pursuant to the Offer. As such, any person who is the beneficial owner but not the record holder of the Shares must (i) arrange for the record transfer of Shares prior to tendering or
(ii) direct such record holder to tender the Shares and vote in favor of the Proposed Amendment on behalf of such beneficial owner.

     The Expiration Date is the later of 5:00 p.m., New York City time, on December 10, 1997 or the latest time and date to which the Offer is extended. Southern expressly reserves the right, in its sole discretion, and at any time and/or from time to time, to extend the period of time during which the Offer for the Series of Preferred is open, by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. There is no assurance whatsoever that Southern will exercise its right to extend the Offer for the Series of Preferred. If Southern decides, in its sole discretion, to (i) decrease the number of Shares of the Series of Preferred being sought,
(ii) increase or decrease the consideration offered in the Offer to holders of the Series of Preferred or (iii) increase or decrease the Soliciting Dealers' fees and, at the time that notice of such increase or decrease is first published, sent or given to holders of the Series of Preferred in the manner specified herein, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten-business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:00 midnight through 11:59 p.m., New York City time.

     NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS WILL BE ACCEPTED AND NO TENDERS WILL BE ACCEPTED IN RESPECT OF SHARES FOR WHICH A VOTE IN FAVOR OF THE PROPOSED AMENDMENT HAS NOT BEEN CAST AT THE SPECIAL MEETING.

SUCH VOTE MAY BE CAST BY PROPERLY COMPLETING THE FORM OF PROXY THAT IS A PART OF THE LETTER OF TRANSMITTAL AND PROXY OR BY VOTING IN PERSON BY BALLOT AT THE SPECIAL MEETING.

     The Company has declared and will pay to tendering Preferred Shareholders the Interim Dividend on Shares that are purchased by Southern pursuant to the Offer.

PROCEDURE FOR TENDERING SHARES

     To tender Shares pursuant to the Offer, the tendering owner of Shares must either:

          (a) send to the Depositary (at one of its addresses set forth on the back cover of this Offer to Purchase and Proxy Statement) a properly completed and duly executed Letter of Transmittal and Proxy (which will either deliver such owner's proxy or indicate such owner's intention to vote at the Special Meeting in person by ballot), together with any required signature guarantees and any other documents required by the Letter of Transmittal and Proxy, and either (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described herein (and a confirmation of such delivery must be received by the Depositary), in each case by the Expiration Date; or

          (b) comply with the guaranteed delivery procedure described under "Guaranteed Delivery Procedure" below.

     If any of your certificate(s) for Shares have been lost, stolen or destroyed, please call the Company's shareholder service department ("SCS Stockholder Services") collect at 404-506-0967. You may need to complete an Affidavit of Loss with respect to the lost certificate(s) (which will be provided by SCS Stockholder Services) and payment of an indemnity bond premium fee may be required.

     IN ORDER TO VALIDLY TENDER SHARES PURSUANT TO THE OFFER, PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES DURING THE PERIOD BEGINNING TWO DAYS PRIOR TO THE RECORD DATE AND UP TO AND INCLUDING THE EXPIRATION DATE MUST OBTAIN AN ASSIGNMENT OF PROXY FROM THE SELLER OF SUCH SHARES AND VOTE SUCH PROXY IN FAVOR OF THE PROPOSED AMENDMENT. IN ORDER TO FACILITATE THE TRANSFER OF SHARES DURING THE PERIOD DESCRIBED ABOVE, THE SHARES WILL TRADE "WITH PROXY" IN THE OVER-THE-COUNTER MARKET. SETTLEMENT OF ALL TRADES DURING THE PERIOD DESCRIBED ABOVE SHOULD INCLUDE AN ASSIGNMENT OF PROXY FROM THE SELLER.

     The Shares will trade, during the period which begins two days prior to the Record Date and which will end at the close of business on the Expiration Date, in the over-the-counter market under the symbol "APRPT," indicating that such shares are trading "with proxy." A Preferred Shareholder who acquires Shares during this period must obtain, or have its authorized representative obtain, an assignment of proxy (which is included in the Letter of Transmittal and Proxy) at settlement from the seller. The National Association of Securities Dealers, Inc. (the "NASD") and The Depository Trust Company ("DTC") have issued notices informing their members and participants that the Shares will trade "with proxy" and that settlement of all trades during the period described above should include an assignment of proxy from the seller.

     FOR FURTHER INFORMATION, CALL THE INFORMATION AGENT OR THE DEALER MANAGER OR CONSULT YOUR BROKER FOR ASSISTANCE.

     A tender of Shares made pursuant to any method of delivery set forth herein or in the Letter of Transmittal and Proxy will constitute a binding agreement between the tendering holder and Southern upon the terms and subject to the conditions of the Offer.

     The Depositary will establish an account with respect to the Shares at DTC (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase and Proxy Statement, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the

Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, such delivery must be accompanied by either (i) a properly completed and duly executed Letter of Transmittal and Proxy, together with any required signature guarantees and any other required documents, or (ii) an Agent's Message (as hereinafter defined) and, in any case, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and Proxy Statement on or prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF SUCH LETTER OF TRANSMITTAL AND PROXY AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY OR TO SOUTHERN OR THE COMPANY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility, received by the Depositary and forming a part of the book-entry transfer when a tender is initiated, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Proxy and that Southern may enforce such agreement against such participant.

     If Shares are registered in the name of a person other than the signatory on the Letter of Transmittal and Proxy, or if unpurchased Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear on the Shares with the signature(s) on the Shares or stock powers guaranteed as stated above. See Instructions 4, 6 and 7 to the Letter of Transmittal and Proxy. Except as otherwise provided below, all signatures on a Letter of Transmittal and Proxy must be guaranteed by a firm that is a member of a registered national securities exchange or the NASD, or by a commercial bank or trust company having an office or correspondent in the United States that is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal and Proxy need not be guaranteed if (a) the Letter of Transmittal and Proxy is signed by the registered owner of the Shares tendered therewith and such owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal and Proxy,
(b) such Shares are tendered for the account of an Eligible Institution or (c) the Letter of Transmittal and Proxy is being used solely for the purpose of voting Shares which are not being tendered pursuant to the Offer. See Instructions 1 and 5 of the Letter of Transmittal and Proxy.

     Guaranteed Delivery Procedure. If a Preferred Shareholder desires to tender Shares pursuant to the Offer and such Preferred Shareholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery and Proxy, substantially in the form provided by Southern and the Company herewith, is received (with any required signatures or signature guarantees) by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal and Proxy (or, if applicable, an Agent's Message) and any other documents required by the Letter of Transmittal and Proxy, are received by the Depositary no later than 5:00 p.m., New York City time, within three business days after the date of execution of such Notice of Guaranteed Delivery and Proxy.

     THE NOTICE OF GUARANTEED DELIVERY AND PROXY MAY BE DELIVERED BY HAND OR MAILED TO THE DEPOSITARY AND MUST INCLUDE AN ENDORSEMENT BY AN ELIGIBLE INSTITUTION IN THE FORM SET FORTH IN SUCH NOTICE OF GUARANTEED DELIVERY AND PROXY.

     In all cases, Shares shall not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal and Proxy or, if applicable, an Agent's Message, is received by the Depositary within the applicable time limits and a vote in favor of the Proposed Amendment in respect of such Shares has been cast at the Special Meeting either in person or by completion and execution of the proxy (which proxy must be in the form of proxy that is a part of the Letter of Transmittal and Proxy).

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or an Agent's Message with respect to) such Shares, a Letter of Transmittal and Proxy, properly completed and duly executed, with any required signature guarantees and all other documents required by the Letter of Transmittal and Proxy.

     THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE PREFERRED SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. BECAUSE IT IS THE TIME OF RECEIPT, NOT THE TIME OF MAILING, WHICH DETERMINES WHETHER A TENDER HAS BEEN MADE PRIOR TO THE EXPIRATION DATE, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     TO AVOID FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER OR, ALTERNATIVELY, THE SPECIAL CASH PAYMENT, EACH TENDERING PREFERRED SHAREHOLDER AND EACH NON-TENDERING PREFERRED SHAREHOLDER WHO VOTES FOR THE PROPOSED AMENDMENT MUST NOTIFY THE DEPOSITARY OF SUCH PREFERRED SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING AND EXECUTING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL AND PROXY (OR, IN THE CASE OF A FOREIGN PREFERRED SHAREHOLDER, MUST COMPLETE AND EXECUTE FORM W-8 OBTAINABLE FROM THE DEPOSITARY). SEE "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- BACKUP WITHHOLDING."

     EACH PREFERRED SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OFFER.

     All questions as to the form of documents and the validity, eligibility (including the time of receipt) and acceptance for payment of any tender of Shares will be determined by Southern, in its sole discretion, and its determination will be final and binding. Southern reserves the absolute right to reject any or all tenders of Shares that (i) it determines are not in proper form or (ii) the acceptance for payment of or payment for which may, in the opinion of Southern's counsel, be unlawful. Southern also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of Southern, the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

WITHDRAWAL RIGHTS

     ANY SHARES FOR WHICH A VOTE IN FAVOR OF THE PROPOSED AMENDMENT WAS NOT VALIDLY CAST AT THE SPECIAL MEETING WILL BE DEEMED WITHDRAWN AND NOT VALIDLY TENDERED BY THE RESPECTIVE PREFERRED SHAREHOLDER.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after January 2, 1998, unless previously accepted for payment as provided in this Offer to Purchase and Proxy Statement.

     The proxy accompanying any tendered Shares that are withdrawn will not be considered revoked unless the Preferred Shareholder specifically revokes such proxy as described herein. See "Proposed Amendment and Proxy
Solicitation -- Proxies."

     To be effective, a written notice of withdrawal must be timely received by the Depositary, at one of its addresses set forth on the back cover of this Offer to Purchase and Proxy Statement, and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered owner (if different from that of the Preferred Shareholder who tenders) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and the name of the registered holder (if different from the name of such account). Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in "Terms of the Offer -- Procedure for Tendering Shares" at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Southern, in its sole discretion, and its determination will be final and binding. None of Southern, the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or will incur any liability for failure to give any such notification.

ACCEPTANCE OF SHARES FOR PAYMENT AND PAYMENT OF PURCHASE PRICE AND DIVIDENDS

     Upon the terms and subject to the conditions of the Offer, and as promptly as practicable after the Expiration Date, Southern will accept for payment (and thereby purchase) and pay for Shares validly tendered and not withdrawn as permitted in "Terms of the Offer -- Withdrawal Rights." Thereafter, payment for all Shares validly tendered on or prior to the Expiration Date and accepted pursuant to the Offer will be made by the Depositary by check as promptly as practicable after the Expiration Date. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made promptly but only after timely receipt by the Depositary of certificates for such Shares (or of an Agent's Message), a properly completed and duly executed Letter of Transmittal and Proxy and any other required documents.

     For purposes of the Offer, Southern will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Southern will pay for Shares that it has purchased pursuant to the Offer by depositing the purchase price therefor with the Depositary, which will act as agent for Preferred Shareholders who tender for the purpose of receiving payment from Southern and transmitting payment to Preferred Shareholders who tender. In addition, the Company will pay the Interim Dividend on Shares validly tendered and purchased by Southern pursuant to the Offer by depositing the Interim Dividend amount with the Depositary, which will act as agent for Preferred Shareholders who tender for the purpose of receiving payment from the Company and transmitting payment to Preferred Shareholders who tender. Under no circumstances will interest be paid on amounts to be paid by either the Company or Southern to tendering Preferred Shareholders, regardless of any delay in making such payment. Certificates for all Shares not validly tendered will be returned or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility, as promptly as practicable, without expense to the Preferred Shareholder who tenders.

     If certain events occur, Southern may not be obligated to purchase Shares pursuant to the Offer. See "Terms of the Offer -- Certain Conditions of the Offer."

     Southern will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the purchase price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered owner, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal and Proxy, the amount of any stock transfer taxes (whether imposed on the registered owner, such other person or otherwise) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 6 of the accompanying Letter of Transmittal and Proxy.

CERTAIN CONDITIONS OF THE OFFER

     SOUTHERN WILL NOT BE REQUIRED TO ACCEPT FOR PAYMENT OR PAY FOR ANY SHARES TENDERED IF THE PROPOSED AMENDMENT IS NOT APPROVED AND ADOPTED AT THE SPECIAL MEETING.

     IN ORDER TO TENDER THEIR SHARES, PREFERRED SHAREHOLDERS (INCLUDING PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES SUBSEQUENT TO THE RECORD DATE AND WHO FOLLOW THE REQUIRED PROCEDURES APPLICABLE TO SUCH SHARES) MUST SUBMIT A DULY COMPLETED, VALID AND UNREVOKED PROXY INDICATING THEIR VOTE IN FAVOR OF THE PROPOSED AMENDMENT OR INDICATE IN THE ACCOMPANYING LETTER OF TRANSMITTAL AND PROXY THEIR INTENTION TO VOTE FOR THE PROPOSED AMENDMENT AT THE SPECIAL MEETING. PREFERRED SHAREHOLDERS WHO POSSESS THE PROXY WITH RESPECT TO SUCH SHARES HAVE THE RIGHT TO VOTE FOR THE PROPOSED AMENDMENT REGARDLESS OF WHETHER THEY TENDER THEIR SHARES. ANY SHARES FOR WHICH A VOTE IN FAVOR OF THE PROPOSED AMENDMENT WAS NOT VALIDLY CAST AT THE SPECIAL MEETING WILL BE DEEMED WITHDRAWN AND NOT VALIDLY TENDERED BY THE RESPECTIVE PREFERRED SHAREHOLDER. PREFERRED SHAREHOLDERS WHO TENDER THEIR SHARES WILL NOT BE ENTITLED TO THE SPECIAL CASH PAYMENT. RATHER, PREFERRED SHAREHOLDERS WHO TENDER THEIR SHARES WILL BE ENTITLED TO ONLY (I) FROM SOUTHERN, THE PURCHASE PRICE PER SHARE LISTED ON THE FRONT COVER OF THIS OFFER TO PURCHASE AND PROXY STATEMENT AND (II) FROM THE COMPANY, THE INTERIM DIVIDEND.

     In addition, notwithstanding any other provision of the Offer, Southern will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer (by oral or written notice to the Depositary and timely public announcement) or may postpone (subject to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") for prompt payment for or return of Shares) the acceptance for payment of, or payment for, Shares tendered, if at any time on or after November 3, 1997, and at or before the Expiration Date, any of the following shall have occurred (which shall not have been waived by Southern):

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (ii) in the reasonable judgment of Southern, would or might materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of Southern and its subsidiaries taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Southern or any of its subsidiaries or materially impair the Offer's contemplated benefits to Southern or the Company;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Southern or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal that, in Southern's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of Southern, or render Southern unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to Southern or the Company (including materially increasing the effective interest cost of certain types of unsecured debt); or (iv) materially affect the business, condition (financial or otherwise), income, operations or prospects of

     Southern and its subsidiaries taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Southern or any of its subsidiaries;

          (c) there shall have occurred (i) any significant decrease in the market price of the Shares; (ii) any change in the general political, market, economic or financial conditions in the United States or abroad that, in the reasonable judgment of Southern, would or might have a material adverse effect on Southern's business, operations, prospects or ability to obtain financing generally or the trading in the Shares or other equity securities of the Company or Southern; (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event that, in Southern's reasonable judgment, would or might affect the extension of credit by lending institutions in the United States; (iv) the commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; (v) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in Southern's reasonable judgment, a material acceleration or worsening thereof; (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Composite 500 Stock Index by an amount in excess of 15% measured from the close of business on October 31, 1997; or (viii) a decline in the ratings accorded any of Southern's or the Company's securities by Standard & Poor's Rating Services ("S&P"), Moody's Investors Service, Inc. ("Moody's") or Duff & Phelps, Inc. ("D&P") or that S&P, Moody's or D&P has announced that it has placed any such rating under surveillance or review with negative implications;

          (d) any tender or exchange offer with respect to some or all of the outstanding preferred stock of the Company (other than the Offer) or other equity securities of the Company or Southern, or a merger, acquisition or other business combination proposal for Southern, shall have been proposed, announced or made by any person or entity;

          (e) there shall have occurred any event or events that have resulted, or in Southern's reasonable judgment may result, in an actual or threatened change in the business, condition (financial or otherwise), income, operations, stock ownership or prospects of Southern and its subsidiaries; or

          (f) the Commission shall have withheld approval, under the Holding Company Act, of the acquisition of the Shares by Southern pursuant to the Offer or the approval and adoption of the Proposed Amendment at the Special Meeting;

and, in the sole judgment of Southern, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment. With respect to the approval of the Commission referenced in clause (f) above, the Commission must find that the acquisition of the Shares by Southern is not detrimental to the public interest or the interests of investors or consumers, and that the consideration paid in connection with the acquisition and the adoption of the Proposed Amendment, including fees, commissions and other remuneration, is reasonable.

     The foregoing conditions (including the condition that the Proposed Amendment be approved and adopted at the Special Meeting) are for the sole benefit of Southern and may be asserted by Southern regardless of the circumstances (including any action or inaction by Southern) giving rise to any such condition, and any such condition may be waived by Southern, in whole or in part, at any time and from time to time in its sole discretion. The failure by Southern at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Southern concerning the events described above will be final and binding on all parties.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

     Southern expressly reserves the right, in its sole discretion, and at any time and/or from time to time prior to the Expiration Date, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. There can be no assurance, however, that Southern will exercise its right to extend the Offer. During any such extension, all Shares previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in "Terms of the Offer -- Withdrawal Rights."

     Southern also expressly reserves the right, in its sole discretion, to, among other things, terminate the Offer and not accept for payment or pay for any Shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires Southern either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer upon the occurrence of any of the conditions specified in "Terms of the Offer -- Certain Conditions of the Offer" by giving oral or written notice of such termination to the Depositary, and making a public announcement thereof.

     Subject to compliance with applicable law, Southern further reserves the right, in its sole discretion, to amend the Offer in any respect. Amendments to the Offer may be made at any time and/or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Preferred Shareholders affected thereby in a manner reasonably designed to inform such Preferred Shareholders of such change. Without limiting the manner in which Southern may choose to make a public announcement, except as required by applicable law, Southern shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If Southern materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Southern will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price, a change in percentage of securities sought or a change in the dealer's solicitation fee) will depend on the facts and circumstances, including the relative materiality of such terms or information. The Commission has stated that, in its view, an offer should remain open for a minimum of five business days from the date that a notice of such a material change is first published, sent or given. If the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that Southern publishes, sends or gives to Preferred Shareholders a notice that it will (i) increase or decrease the price it will pay for Shares, (ii) decrease the percentage of Shares it seeks, or (iii) increase or decrease the soliciting dealers' fees, the Offer will be extended until the expiration of such period of ten business days.

                   PROPOSED AMENDMENT AND PROXY SOLICITATION

INTRODUCTION

     This Offer to Purchase and Proxy Statement is first being mailed on or about November 3, 1997 to the Preferred Shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Special Meeting. A separate Proxy Statement is being mailed to the holders of each series of the Company's preferred stock that is not included in the Offer.

     Preferred Shareholders who wish to tender their Shares pursuant to the Offer must vote in favor of the Proposed Amendment in person by ballot or by proxy at the Special Meeting. Only holders of record of the Company's voting securities at the close of business on the Record Date or persons obtaining a proxy from the holders of record on the Record Date will be entitled to vote in person or by proxy at the Special Meeting. If the Proposed Amendment is approved and adopted by the Company's shareholders, the Company will make a special cash payment in the amount equal to 1.00% of the par value per Share (or $1.00 per Share) for each Share properly voted in favor of the Proposed Amendment (the "Special Cash Payment"); provided that such Shares have not been tendered pursuant to the Offer. If a Preferred Shareholder votes against the Proposed Amendment or abstains, such Preferred Shareholder shall not be entitled to the Special Cash Payment (regardless of whether the Proposed Amendment is approved and adopted). Those Preferred Shareholders who validly tender their Shares will be entitled to only (i) from Southern, the purchase price per Share listed on the front cover of this Offer to Purchase and Proxy Statement and (ii) from the Company, the Interim Dividend. Preferred Shareholders who validly tender their Shares will not be entitled to the Special Cash Payment.

VOTING SHARES

     With respect to the Company's $100 Preferred Stock and Class A Preferred Stock traded on the OTC, November 6, 1997 and, with respect to the Company's Class A Preferred Stock listed on the New York Stock Exchange, November 7, 1997 (collectively, the "Record Date") have been fixed as the respective record dates for the determination of shareholders entitled to notice of and to vote at the Special Meeting.

     The Company's Charter authorizes the issuance of 6,000,000 shares of common stock, $40 par value, of which 5,608,955 shares are outstanding. All of such shares are owned by Southern.

     The Company's Charter also authorizes the issuance of 3,850,000 shares of $100 Preferred Stock, par value $100 per share, and 27,500,000 shares of Class A Preferred Stock, par value $1 per share, of which 704,000 and 6,020,200 shares, respectively, are outstanding on the Record Date. Such shares are publicly held and are divided into six separate classes of $100 Preferred Stock and five separate classes of Class A Preferred Stock. Such classes constitute individual series of $100 Preferred Stock and Class A Preferred Stock, respectively, and vary from each other with respect to dividend rates, redemption prices and amounts payable on liquidation. All outstanding shares of the Company's preferred stock are entitled to vote on the Proposed Amendment as a single class, each share of $100 Preferred Stock and each share of Class A Preferred Stock with a stated value of $100 being counted as one, each share of Class A Preferred Stock with a stated capital of $25 being counted as one-quarter, and each share of Class A preferred stock with a stated capital of $100,000 being counted as 1,000.

VOTING REQUIREMENTS AND PROCEDURES

     Adoption of the Proposed Amendment requires the affirmative vote of the holders of (i) at least a majority of the shares of the capital stock of the Company then outstanding and entitled to vote (i.e., the common stock) and (ii) at least two-thirds of the total voting power of the Company's preferred stock outstanding (counting shares as described above). Abstentions and broker non-votes will have the effect of votes against the Proposed Amendment. SOUTHERN, THE OWNER OF ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY, HAS ADVISED THE COMPANY THAT IT INTENDS TO VOTE ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY IN FAVOR OF THE PROPOSED AMENDMENT.

     Votes at the Special Meeting will be tabulated preliminarily by the Depositary and the Information Agent. Inspectors of Election, duly appointed by the presiding officer of the Special Meeting, will definitively count and tabulate the votes and determine and announce the results at the Special Meeting. The Company has no established procedure for confidential voting. There are no rights of appraisal in connection with the Proposed Amendment.

PROXIES

     THE ENCLOSED PROXY, WHICH IS CONTAINED WITHIN THE LETTER OF TRANSMITTAL AND PROXY (AND THE NOTICE OF GUARANTEED DELIVERY AND PROXY), IS SOLICITED BY THE COMPANY'S BOARD, WHICH RECOMMENDS VOTING FOR THE PROPOSED AMENDMENT. ALL SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED IN FAVOR OF THE PROPOSED AMENDMENT. Preferred Shareholders tendering their Shares pursuant to the Offer and voting at the Special Meeting by proxy must use the proxy that is a part of the Letter of Transmittal and Proxy. Shares of the Company's outstanding preferred stock represented by properly executed proxies received at or prior to the Special Meeting will be voted in accordance with the instructions thereon. If no instructions are indicated, duly executed proxies will be voted in accordance with the recommendation of the Board. It is not anticipated that any other matters will be brought before the Special Meeting. However, the enclosed proxy gives discretionary authority to the proxy holders named therein should any other matters be presented at the Special Meeting, and it is the intention of the proxy holders to act on any other matters in their discretion.

     Execution of a proxy will not prevent a shareholder from attending the Special Meeting and voting in person. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a duly executed proxy bearing a later date, or by voting in person by ballot at the Special Meeting. Withdrawal of Shares tendered pursuant to the Offer will not revoke a properly executed proxy.

     The Company will bear the cost of the solicitation of proxies by the Board. The Company has engaged Corporate Investor Communications, Inc. to act as Information Agent in connection with the solicitation of proxies for a fee of $11,000, plus unit fees per preferred shareholder contacted, plus reimbursement of reasonable out-of-pocket expenses. Proxies will be solicited by mail or by telephone. In addition, officers and employees of the Company and its affiliates may also solicit proxies personally or by telephone; such persons will receive no additional compensation for these services. The Information Agent has not been retained to make, and will not make, solicitations or recommendations, other than conveying information related to the recommendations of the Board, in connection with the Proposed Amendment.

     The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company's outstanding preferred stock held of record by such persons and will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

     The solicitation of proxies has been approved by the Commission under the Holding Company Act. An application has been filed with the Commission under the Holding Company Act requesting approval of the Proposed Amendment and the acquisition of the Shares by Southern pursuant to the Offer.

SPECIAL CASH PAYMENTS

     Subject to the terms and conditions set forth in this Offer to Purchase and Proxy Statement, if (but only if) the Proposed Amendment is approved and adopted by the shareholders of the Company, the Company will make a Special Cash Payment to each Preferred Shareholder who voted in favor of the Proposed Amendment, in person by ballot or by proxy, at the Special Meeting in the amount equal to 1.00% of the par value per Share (or $1.00 per Share) for each Share held by such Preferred Shareholder which is so voted, provided that such Shares have not been tendered pursuant to the Offer. The Company has been advised that there is no controlling precedent under state law as to the permissibility of its making the Special Cash Payment. Although, as a result, there can be no assurance as to how a court would rule on the issue, the Company believes that the Offer is fair to Preferred Shareholders and has determined to make the Special Cash Payment. SPECIAL CASH PAYMENTS WILL BE MADE TO PREFERRED SHAREHOLDERS (IF SUCH SHARES HAVE NOT BEEN TENDERED PURSUANT TO THE OFFER) ONLY IN RESPECT OF EACH SHARE WHICH IS VOTED FOR THE ADOPTION OF THE PROPOSED AMENDMENT; PROVIDED, HOWEVER, THAT THOSE PREFERRED SHAREHOLDERS WHO VALIDLY TENDER THEIR SHARES WILL NOT BE ENTITLED TO THE SPECIAL CASH PAYMENT. Rather, those Preferred Shareholders who validly tender their Shares will be entitled to only (i) from Southern, the purchase price per Share listed on the front cover of this Offer to Purchase and Proxy Statement and (ii) from the Company, the Interim Dividend. If the Proposed Amendment is approved and adopted, Special Cash Payments will be paid out of the Company's general funds, promptly after the Proposed Amendment shall have become effective. However, no accrued interest will be paid on the Special Cash Payments regardless of any delay in making such payments.

     Only holders of record of the Company's voting securities at the close of business on the Record Date or persons obtaining a proxy from the holders of record on the Record Date will be entitled to vote in person or by proxy at the Special Meeting. Any beneficial holder of Shares who is not the registered holder of such Shares as of the Record Date (as would be the case for any beneficial holder whose Shares are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee) must arrange with the record Preferred Shareholder to execute and deliver a proxy form on such beneficial owner's behalf. If a beneficial holder of Shares intends to attend the Special Meeting and vote in person, such beneficial holder must obtain a legal proxy form from his or her broker, dealer, commercial bank, trust company or other nominee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As noted above, Southern owns all the outstanding common stock of the Company.

     Pursuant to Section 13(d) of the Exchange Act, a beneficial owner of a security is any person who directly or indirectly has or shares voting or investment power over such security. No person or group is known by management of the Company to be the beneficial owner of more than 5% of the shares of the Company's preferred stock as of October 30, 1997.

     Officers and directors of the Company as a group owned, as of October 30, 1997, less than 1% of the total number of shares of the Company's preferred stock and of the common stock of Southern.

BUSINESS TO COME BEFORE THE SPECIAL MEETING

     The following Proposed Amendment to the Charter is the only item of business expected to be presented at the Special Meeting:

          To remove in their entirety (i) Paragraph A.2.f.(2) of Article IX of the Charter, a provision restricting the amount of securities representing unsecured indebtedness issuable by the Company, (ii) Paragraph A.2.f.(1) of
     Article IX of the Charter, a provision which requires the vote of the holders of at least a majority of the total voting power of the Company's outstanding preferred stock to approve the sale of all or substantially all of the Company's property and mergers or consolidations that have not been approved under the Holding Company Act (iii) Paragraph A.2.b. (except for the first paragraph therein) of Article IX of the Charter, a provision restricting the ability of the Company to pay dividends on its common stock in the event that its common equity capitalization falls below certain levels, and (iv) the words after "January 31, 1942" of the first paragraph of Paragraph A.2.b. of Article IX of the Charter, a provision restricting the ability of the Company to pay dividends on its common stock in the event that its retained earnings are not at least equal to two times the annual dividends on its outstanding preferred stock.

     THE FOLLOWING STATEMENTS ARE SUMMARIES OF THE SUBSTANCE OR GENERAL EFFECT OF PROVISIONS OF THE CHARTER, AND ARE QUALIFIED IN THEIR ENTIRETY BY THE CHARTER AND PARAGRAPHS A.2.F.(2), A.2.F.(1) AND A.2.B. OF ARTICLE IX THEREIN (AS DESCRIBED BELOW). SEE APPENDIX A HERETO FOR THE TEXT OF THE PROVISIONS TO BE DELETED.

EXPLANATION OF THE PROPOSED AMENDMENTS

     Paragraph A.2.f.(2) of Article IX of the Charter currently provides that, so long as any shares of the Company's preferred stock are outstanding, without the affirmative vote of the holders of at least a majority of the total voting power of its outstanding shares of preferred stock, the Company shall not issue or assume any securities representing unsecured debt (other than for the purpose of refunding or renewing outstanding unsecured securities issued by the Company resulting in equal or longer maturities or redeeming or otherwise retiring all outstanding shares of its preferred stock or of any senior or equally ranking stock) if, immediately after such issue or assumption, the total outstanding principal amount of all securities representing unsecured debt of the Company would exceed 20% of the aggregate of all existing secured debt of the Company and the capital stock, premiums thereon and surplus of the Company as stated on the Company's books (the "Debt Limitation Provision").

     Paragraph A.2.f.(1) of Article IX of the Charter currently provides that, so long as any shares of the Company's preferred stock are outstanding, without the affirmative vote of the holders of at least a majority of the total voting power of its outstanding shares of preferred stock, the Company shall not dispose of all or substantially all of its property or merge or consolidate, unless such action has been approved by the Commission under the Holding Company Act (the "Merger Provision").

     Paragraph A.2.b. (except the first paragraph therein) of Article IX of the Charter currently provides that, so long as any shares of the Company's preferred stock are outstanding (except as may be approved by the affirmative vote of the holders of at least two-thirds of the total voting power of its outstanding preferred stock), the Company's payment of dividends on its common stock is limited to 50% of net income available for such stock during a period of 12 months if, calculated on a corporate basis, the ratio of its common stock equity to total capitalization, including surplus, adjusted to reflect the payment of the proposed dividend, is below 20%, and to 75% of such net income if such ratio is 20% or more but less than 25% (the "Common Stock Dividend Provision").

     The clause after the words "January 31, 1942" in the first paragraph of Paragraph A.2.b. of Article IX currently provides that, so long as any Shares are outstanding, the Company shall not pay dividends on its common stock (except those paid concurrently with the receipt of a cash capital contribution in like amount) in cases where retained earnings are not at least equal to two times the annual dividends on its outstanding preferred stock (the "Retained Earnings Dividend Provision").

     The Proposed Amendment, if adopted, would eliminate from the Charter in their entirety the Debt Limitation Provision, the Merger Provision, the Common Stock Dividend Provision and the Retained Earnings Dividend Provision (collectively, the "Restriction Provisions"), each as set forth in full in Appendix A hereto.

REASONS FOR THE PROPOSED AMENDMENT

     The electric utility industry has become, and will continue to be, increasingly competitive as the result of various factors, including regulatory and technological developments. Various federal and state regulatory initiatives designed to promote wholesale and retail competition include, among other things, proposals that would allow customers to choose their electricity provider. As these competitive initiatives materialize, the structure of the utility industry could radically change. The Company believes that maintaining and improving its position as a low-cost producer and having the flexibility to respond to developments in the industry will be crucial to its success in the new competitive marketplace.

     The Company believes that adoption of the Proposed Amendment is important to creating the necessary flexibility to respond to any industry developments.

     The restrictions that would be eliminated by the Proposed Amendment generally do not burden the industry's new competitors (power marketers, independent power producers, exempt wholesale generators and owners of cogeneration facilities), nor even other public utility companies. These restrictions stem from the fact that the Company and its affiliates are subject to regulation under the Holding Company Act. Such restrictions were initially imposed as a result of the Commission's 1956 Statement of Policy Regarding Preferred Stock Subject to the Public Utility Holding Company Act of 1935. The Commission recently has noted that the Statement of Policy is out of date and has not kept pace with the rapidly changing securities markets. Furthermore, the Commission stated that the marketplace should more appropriately determine the terms and conditions applicable to securities issuances.

     Management considers that elimination of the Debt Limitation Provision is crucial to the Company's financial flexibility and its ability to effect future capital cost reductions. The deletion of this provision from the Charter will allow the Company to utilize more fully various unsecured debt alternatives and thus improve its ability to take full advantage of changing conditions in the capital markets. The additional flexibility will, for example, permit the Company to issue long-term debt when, because of mortgage coverage restrictions or other reasons, it may be unattractive or not possible to issue any additional first mortgage bonds. In addition, elimination of the Debt Limitation Provision will afford the Company greater flexibility in the issuance of short-term debt to meet seasonal cash requirements with what is usually the least expensive form of capital.

     The Company believes that the Merger Provision is an unnecessary restriction on the ability of the Company to consider strategic responses to the increasingly competitive utility industry. For instance, the Merger Provision provides that, unless approved under the Holding Company Act, the sale or lease of certain of the Company's properties would require Preferred Shareholder approval in addition to any statutory requirement under state law. Such an additional burden could hinder the Company's ability to conduct its business operations in this changing utility environment. Furthermore, the elimination of the Merger Provision will not affect voting rights of stockholders under applicable state law.

     Similarly, the Common Stock Dividend Restriction and the Retained Earnings Dividend Restriction unnecessarily impede the financial flexibility of the Company and Southern. The Common Stock Dividend Restriction and the Retained Earnings Dividend Restriction prevent the Company from paying dividends on its common stock unless the Company maintains a certain equity capitalization. These restrictions (vestiges of the 1956 Statement of Policy) are in addition to (i) the statutory requirements on the Company's ability to pay dividends on its common stock that arise under state law and (ii) other provisions of the Company's Charter, which provide that the Company may not pay dividends unless it is current in the payment of dividends on its preferred stock. Due to continued applicability of these restrictions, the Company views the Common Stock Dividend Restriction and the Retained Earnings Dividend Restriction as unduly burdensome and unnecessary provisions which could restrict the ability of the Company and Southern to participate in today's capital markets.

INDEPENDENT PUBLIC ACCOUNTANTS

     No representative of Arthur Andersen LLP, the Company's independent public accountants, is expected to be present at the Special Meeting unless prior to the day of the Special Meeting the Corporate Secretary of the Company has received written notice from a Preferred Shareholder addressed to the Corporate Secretary at 600 North 18th Street, Birmingham, Alabama 35291, that such Preferred Shareholder will attend the Special Meeting and wishes to ask questions of a representative of Arthur Andersen LLP.

                        PRICE RANGE OF SHARES; DIVIDENDS

     The Series of Preferred is traded in the over-the-counter market under the symbol "APRDN." The last reported sale price in the over-the-counter market, as of the close of business on October 30, 1997, was $61.25 (on October 22, 1997). However, Preferred Shareholders should be aware that the Shares trade only sporadically and on a limited basis and, therefore, the last reported sales price may not necessarily reflect the market value of the Shares.

     PREFERRED SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS, IF AVAILABLE, FOR THE SHARES.

     The following table sets forth the high and low sales prices of the Series of Preferred in the over-the-counter market, as reported by the National Quotation Bureau, LLC, and the cash dividends paid thereon for the fiscal quarters indicated.

             DIVIDENDS AND PRICE RANGES OF THE SERIES OF PREFERRED
                       BY QUARTERS (1995, 1996 AND 1997)

                              1995-QUARTER             1996-QUARTERS                  1997-QUARTERS
                              ------------   ---------------------------------   ------------------------
                                  4TH         1ST      2ND      3RD      4TH      1ST      2ND      3RD
                              ------------   ------   ------   ------   ------   ------   ------   ------
Dividends Per Share.........     $ 1.05      $ 1.05   $ 1.05   $ 1.05   $ 1.05   $ 1.05   $ 1.05   $ 1.05
Market Price -- $ Per Share
    -- High.................      63.38       61.47    59.00    57.75    60.75    60.00    62.75    63.00
    -- Low..................      56.00       56.00    54.25    54.75    54.75    56.00    56.63    57.00

     Dividends for the Series of Preferred are payable when, as and if declared by the Company's Board of Directors at the rate of 4.20% per annum. The Company will pay tendering Preferred Shareholders the Interim Dividend. Tendering Preferred Shareholders will not be entitled to dividends in respect of any later dividend periods (or any portion thereof).

               PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     Southern believes that the purchase of the Shares at this time represents an attractive economic opportunity that will benefit the Company and, indirectly, Southern and its shareholders. In addition, the Offer gives Preferred Shareholders the opportunity to sell their Shares at a price which Southern believes to be a premium to the market price on the date of the announcement of the Offer and without the usual transaction costs associated with a sale.

     After the consummation of the Offer, Southern or the Company may purchase additional Shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any such purchases may be on the same terms as, or on terms which are more or less favorable to holders of Shares than, the terms of the Offer. However, Rule 13e-4(f)(6) under the Exchange Act prohibits Southern and its affiliates (including the Company) from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any future purchases of Shares by Southern or the Company would depend on many factors, including the market price of the Shares, Southern's business and financial position, legal restrictions on Southern's ability to purchase Shares as well as general economic and market conditions.

     Preferred Shareholders are not under any obligation to tender Shares pursuant to the Offer. The Offer does not constitute notice of redemption of the Series of Preferred pursuant to the Company's Charter, nor does Southern or the Company intend to effect any such redemption by making the Offer. Further, the Offer does not constitute a waiver by the Company of any option it has to redeem Shares. The Series of Preferred is not subject to mandatory redemption, but presently is callable at $105 per Share. The Shares have no preemptive or conversion rights.

     Upon liquidation or dissolution of the Company, owners of the Shares would be entitled to receive an amount equal to the liquidation preference per Share ($100) plus all accrued and unpaid dividends (whether or not earned or declared) thereon to the date of payment, prior to the payment of any amounts to the holders of the Company's common stock.

     Shares validly tendered to the Depositary pursuant to the Offer and not withdrawn in accordance with the procedures set forth herein shall be held until the Expiration Date (or returned to the extent the Offer is terminated in accordance herewith). To the extent that the Proposed Amendment is approved and the Shares tendered are accepted for payment and paid for in accordance with the terms hereof, Southern intends to sell its Shares to the Company and, at that time, it is expected that the Company will retire and cancel the Shares. However, in the event the Proposed Amendment is not adopted at the Special Meeting, Southern may elect, but is not obligated to, waive such condition, subject to applicable law. In that case, subsequent to Southern's waiver and purchase of the Shares, the Company anticipates that, as promptly as practicable thereafter, it would either adjourn the Special Meeting or call another special meeting of its shareholders and solicit proxies therefrom for an amendment substantially similar to the Proposed Amendment. At that meeting, Southern would vote any Shares acquired by it pursuant to the Offer or otherwise (together with its shares of common stock) in favor of such amendment, thereby maximizing the prospects for the adoption of the amendment. Any such purchase of Shares by Southern will reduce the number of Shares of the Series of Preferred that might otherwise trade publicly or become available for purchase and/or sale and likely will reduce the number of owners of Shares of the Series of Preferred, which could adversely affect the liquidity and sale value of the Shares not purchased in the Offer.

     Liquidity of Trading Market. To the extent that Shares are tendered and accepted for payment in the Offer, the trading market for Shares that remain outstanding may be significantly more limited, which might adversely affect the liquidity, market value and price volatility of such Shares. Equity securities with a smaller outstanding market value available for trading (the "float") may command a lower price than would comparable equity securities with a greater float. Therefore, the market price for Shares that are not tendered in the Offer may be affected adversely to the extent that the amount of Shares purchased pursuant to the Offer reduces the float. The reduced float may also make the trading price of the Shares that are not tendered and accepted for payment more volatile. Preferred Shareholders of the remaining Shares may attempt to obtain quotations for the Shares from their brokers; however, there can be no assurance that any trading market will exist for such Shares following consummation of the Offer. To the extent a market continues to exist for the Shares after the Offer, the Shares may trade at a discount compared to present trading depending on the market for Shares with similar features, the performance of the Company, and other factors. There is no assurance that an active market in the Shares will exist following consummation of the Offer and no assurance as to the prices at which the Shares may then trade.

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares of the Series of Preferred and the number of such Shares that might otherwise trade publicly, and, depending upon the number of Shares so purchased, such reduction could adversely affect the liquidity and market value of the remaining Shares of the Series of Preferred held by the public. The extent of the public market for the Shares and the availability of price quotations would, however, depend upon such factors as the number of shareholders remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms and other factors. As of October 28, 1997, there were 2,799 registered holders of the Series of Preferred.

     Other Potential Effects of the Proposed Amendment on Preferred Shareholders who do not Tender. If the Proposed Amendment becomes effective, Shares that are not tendered and purchased pursuant to the Offer will no longer be subject to the Restriction Provisions, which will have been deleted by the Proposed Amendment. As discussed above, the Restriction Provisions place restrictions on the Company's ability to issue securities representing unsecured indebtedness, to sell assets, merge or consolidate, to pay dividends on its common stock in the event that its common equity capitalization falls below certain levels and to pay dividends on its common stock in the event that its retained earnings are not at least equal to two times the annual dividends on its outstanding preferred stock. Although the Company's debt instruments may contain certain restrictions on the Company's ability to issue or assume debt, any such restrictions may be waived and the increased flexibility afforded the Company by the deletion of the Debt Limitation Provision may permit the Company to take certain actions that may increase the credit risks with respect to the Company, adversely affecting the market price and credit rating of the remaining Shares, or otherwise be materially adverse to the interests of the remaining Preferred Shareholders. In addition, to the extent that the Company elects to fund its purchase of the Shares by issuing additional unsecured debt, the remaining Preferred Shareholders' relative position in the Company's capital structure could be perceived to decline, which in turn could adversely affect the market price and credit rating of the remaining Shares. See, however, "Proposed Amendment and Proxy Solicitation -- Reasons for the Proposed Amendment."

     The Proposed Amendment, if it becomes effective, would delete the Merger Provision and, therefore, may permit the Company to engage in certain transactions not subject to approval by the Commission under the Holding Company Act that would otherwise have required the consent of preferred stockholders. In addition, elimination of the Common Stock Dividend Provision may permit the Company to pay common stock dividends in amounts that would otherwise have been prohibited. Any such transaction or payment may have a material adverse effect on the holders of the Company's preferred stock. As described under "Proposed Amendment and Proxy Solicitation -- Reasons for the Proposed Amendment," however, adoption of the Proposed Amendment will not affect voting rights of stockholders or restrictions on the Company's ability to pay common stock dividends under applicable state law.

     Following the consummation of the Offer, the business and operations of the Company are currently expected to be continued substantially as they are currently being conducted. Except as disclosed in this Offer to Purchase and Proxy Statement, Southern and the Company currently have no plans or proposals that relate to or would result in: (a) the acquisition by any person or entity of additional securities of the Company or the disposition of securities of the Company, other than in the ordinary course of business; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Charter or by-laws or any actions that may impede the acquisition of control of the Company by any person;
(h) a class of equity securities of the Company being delisted from a national securities exchange or no longer authorized to be quoted on the OTC; (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

     However, in order to adapt to the increasingly competitive environment in which they operate, Southern and its operating affiliates, including the Company, will evaluate and consider a wide array of potential business strategies. These may include business combinations or acquisitions involving other utility or non-utility businesses or properties, internal restructurings or reorganizations involving Southern, its operating affiliates or some combination thereof or dispositions of currently owned properties or currently operated business units. Furthermore, Southern and its operating affiliates, including the Company, may engage in other new business ventures which arise from competitive and regulatory changes in the utility industry. Pursuit of any of the above strategies, or any combination thereof, may significantly affect the business operations and financial condition of Southern and its operating affiliates, including the Company.

     NEITHER SOUTHERN, THE COMPANY, THEIR RESPECTIVE BOARDS OF DIRECTORS, NOR ANY OF THEIR RESPECTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY PREFERRED SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH PREFERRED SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Troutman Sanders LLP, counsel to Southern, the following summary describes the principal United States Federal income tax consequences of
(i) sales of Shares pursuant to the Offer, (ii) the receipt of the Interim Dividend and (iii) the receipt of Special Cash Payments in connection with the approval and adoption of the Proposed Amendment. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Offer to Purchase and Proxy Statement may adversely affect the tax consequences described herein, possibly on a retroactive basis. This summary is addressed to Preferred Shareholders who hold Shares as capital assets within the meaning of
Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a Preferred Shareholder in light of such Preferred Shareholder's particular circumstances or to Preferred Shareholders subject to special rules (including certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, certain former residents or former citizens of the United States, foreign persons or entities selling Shares pursuant to the Offer who own or have owned, actually or constructively, more than five percent of such Shares, Preferred Shareholders who acquired their Shares pursuant to the exercise of stock options or other compensation arrangements with the Company or Preferred Shareholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes). Preferred Shareholders should consult their tax advisors with regard to the application of the United States Federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "United States Holder" means a beneficial owner of a Share that is (i) for United States Federal income tax purposes a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) an estate, the income of which is subject to United States Federal income taxation regardless of its source; or (iv) any trust that is not a foreign trust under Section 7701(a)(31) of the Code. As used herein, the term "Non-United States Holder" means a beneficial owner of a Share that is not a United States Holder.

  Tax Considerations Generally

     A sale of Shares or the receipt of a Special Cash Payment by a Preferred Shareholder pursuant to the Offer will be a taxable transaction for United States Federal income tax purposes. However, Preferred

Shareholders, whether or not they receive Special Cash Payments, will not recognize any taxable income or loss with respect to the Shares as a result of the modification of the Charter by the Proposed Amendment.

  Tax Considerations for Tendering Preferred Shareholders

     United States Holders. A United States Holder who tenders Shares pursuant to the Offer generally will recognize taxable gain or loss equal to the difference between the tax basis of such Holder's Shares and, subject to the discussion below, the amount of cash received in exchange therefor. A United States Holder's gain or loss will be long-term capital gain or loss if the holding period for the Shares is more than one year as of the date of the sale of such Shares. The excess of net long-term capital gains over net short-term capital losses is taxed at preferential rates for certain non-corporate taxpayers. If such a non-corporate taxpayer's holding period for the Shares is more than eighteen months, then any gain recognized will be taxed at further reduced rates. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

     Southern will treat a portion of the cash received by a tendering Preferred Shareholder pursuant to the Offer as consideration paid in exchange for the vote of such Preferred Shareholder in favor of the Proposed Amendment, rather than as consideration paid in exchange for its tendered Shares (the "Special Cash Payment Equivalent Amount"). The Special Cash Payment Equivalent Amount will be equal to the Special Cash Payment a tendering Preferred Shareholder would have been eligible to receive if such Preferred Shareholder had voted in favor of the Proposed Amendment but had not tendered its Shares. While the appropriate characterization of the Special Cash Payment Equivalent Amount for United States Federal income tax purposes is not entirely clear, for Federal income tax withholding and information reporting purposes Southern will treat the Special Cash Payment Equivalent Amount as ordinary, non-dividend income to tendering Preferred Shareholders.

     To the extent the Interim Dividend paid to tendering Preferred Shareholders is paid out of the Company's current earnings and profits, or accumulated earnings and profits, it generally will constitute a dividend taxable as ordinary income for Federal income tax purposes as provided in Sections 301 and 316 of the Code. If the Interim Dividend exceeds the Company's current and accumulated earnings and profits, it will first be treated as a return of capital, reducing the United States Holder's adjusted tax basis. Any amount in excess of a United States Holder's adjusted tax basis will be treated as being received in exchange for the underlying stock and taxed in the same manner as the purchase price paid by Southern.

     Non-United States Holders. Any gain realized upon the sale of Shares by a Non-United States Holder pursuant to the Offer generally will not be subject to United States Federal income tax unless (i) such gain is effectively connected with a trade or business in the United States of the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale and certain other conditions are met.

     A Non-United States Holder described in clause (i) above will be taxed on the net gain derived from the sale at regular graduated United States Federal income tax rates. A Non-United States Holder that is a foreign corporation described in clause (i) above may also be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Unless an applicable tax treaty provides otherwise, an individual Non-United States Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States).

     Southern will treat a portion of the cash paid to a tendering Non-United States Holder pursuant to the Offer as a Special Cash Payment Equivalent Amount, in the same manner as described above under "United States Holders." Subject to certain exceptions to the withholding requirements summarized below with respect to the Special Cash Payments under "Special Cash Payments -- Non-United States Holders," Southern will treat the Special Cash Payment Equivalent Amount as subject to withholding of United States Federal income tax at a rate of 30%.

     Subject to the discussion under "Tax Considerations for Tendering Preferred Shareholder -- United States Holders," above, the Interim Dividend generally will constitute a dividend taxable as ordinary income and generally will be subject to United States withholding tax (or, in the case of dividends effectively connected with the conduct of a United States trade or business, regular United States tax and, if applicable, branch profits tax) in the same manner as other dividends paid by the Company.

  Special Cash Payments

     United States Holders. The Federal income tax consequences of the receipt by non-tendering Preferred Shareholders of Special Cash Payments is not entirely clear. The Company will, for Federal income tax withholding and information reporting purposes, treat Special Cash Payments as ordinary, non-dividend income to recipient United States Holders.

     Non-United States Holders. The Company will treat Special Cash Payments paid to non-tendering Non-United States Holders as subject to withholding of United States Federal income tax at a rate of 30%. However, a Special Cash Payment that is effectively connected with the conduct of a trade or business by a Non-United States Holder within the United States will not be subject to such withholding tax (provided such Non-United States Holder provides two originals of Internal Revenue Service ("IRS") Form 4224 stating that such Special Cash Payments are so effectively connected), but instead will be subject to United States Federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected Special Cash Payments received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

     A Non-United States Holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

  Backup Withholding

     ANY PREFERRED SHAREHOLDER WHO TENDERS, OR WHO VOTES IN FAVOR OF THE PROPOSED AMENDMENT (BUT DOES NOT TENDER), AND WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE APPLICABLE LETTER OF TRANSMITTAL AND PROXY (OR, IN THE CASE OF A FOREIGN PREFERRED SHAREHOLDER, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF (I) IN THE CASE OF A TENDERING PREFERRED SHAREHOLDER, THE GROSS PROCEEDS PAYABLE TO SUCH PREFERRED SHAREHOLDER IN EXCHANGE FOR THE SHARES (INCLUDING THE SPECIAL CASH PAYMENT EQUIVALENT AMOUNT) AND THE INTERIM DIVIDEND OR (II) IN THE CASE OF A NON-TENDERING PREFERRED SHAREHOLDER WHO VOTES IN FAVOR OF THE PROPOSED AMENDMENT, THE SPECIAL CASH PAYMENT. To prevent United States Federal income tax backup withholding with respect to the purchase price of Shares purchased pursuant to the Offer (including the Special Cash Payment Equivalent Amount) or the Special Cash Payment, as applicable, a United States Holder must provide the Depositary with the Preferred Shareholder's correct taxpayer identification number and certify that the Preferred Shareholder is not subject to backup withholding of Federal income tax by completing the Substitute Form W-9 included in the applicable Letter of Transmittal and Proxy. Certain Preferred Shareholders (including, among others, all corporations and certain foreign shareholders) are exempt from backup withholding. For a corporate United States Holder to qualify for such exemption, such Preferred Shareholder must provide the Depositary with a properly completed and executed Substitute Form W-9 attesting to its exempt status. In order for a foreign Preferred Shareholder to qualify as an exempt recipient, the foreign holder must submit a Form W-8, Certificate of Foreign Status, signed under penalties of perjury, attesting to that Preferred Shareholder's exempt status. A copy of Form W-8 may be obtained from the Depositary.

     Unless a Preferred Shareholder provides the appropriate certification, under the applicable law and regulations concerning "backup withholding" of United States Federal income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross amount otherwise payable to such Preferred Shareholder or other payee. The amount of any backup withholding from a payment to a Preferred Shareholder will be allowed as a credit against such Preferred Shareholder's United States Federal income tax liability and may entitle such Preferred Shareholder to a refund, provided that the required information is furnished to the IRS. However, backup withholding is not required for amounts subject to withholding discussed above under "Tax Considerations for Tendering Preferred Shareholders -- Non-United States Holders" and "Special Cash
Payments -- Non-United States Holders."

                           SOURCE AND AMOUNT OF FUNDS

     Assuming that Southern purchases all outstanding Shares pursuant to the Offer, the total amount required by Southern to purchase such Shares will be approximately $30 million, including fees and other expenses. Southern intends to fund the Offer through the use of its general funds (which, in the ordinary course, include funds from the Company) and funds borrowed pursuant to Southern's commercial paper program.

               TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES

     Based upon Southern's and the Company's records and upon information provided to each of Southern and the Company by its directors and executive officers, neither Southern, the Company nor, to the knowledge of either, any of their subsidiaries, affiliates, directors or executive officers, or associates of the foregoing, has engaged in any transactions involving Shares during the 40 business days preceding the date hereof. Neither the Company nor, to the knowledge of either, any of its directors or executive officers or an associate of the foregoing is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person or entity with respect to any securities of the Company.

                       FEES AND EXPENSES PAID TO DEALERS

     Dealer Manager Fees. Merrill Lynch will act as Dealer Manager for Southern in connection with the Offer. Southern has agreed to pay the Dealer Manager a fee of an amount equal to 0.50% of the par value per Share for any Shares tendered, accepted for payment and paid for pursuant to the Offer and a fee of an amount equal to 0.50% of the par value per Share for any Shares that are not tendered pursuant to the Offer but which are voted in favor of the Proposed Amendment. The Dealer Manager will also be reimbursed by Southern for certain reasonable out-of-pocket expenses, and will be indemnified against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. The Dealer Manager has rendered, is currently rendering and is expected to continue to render various investment banking and other advisory services to Southern, the Company and certain of its affiliates. The Dealer Manager has received, and will continue to receive, customary compensation from Southern, the Company and its affiliates for such services. Southern has retained The Bank of New York as Depositary and Corporate Investor Communications, Inc. as Information Agent in connection with the Offer. The Depositary and Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for reasonable out-of-pocket expenses, including attorney fees. Neither the Depositary nor the Information Agent has been retained to make solicitations or recommendations in connection with the Offer.

     Solicited Tender Fees; Separate Fees. Southern will pay a solicitation fee of an amount equal to 1.50% of the par value per Share for Shares that are tendered, accepted for payment and paid for pursuant to the Offer (except that for transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, Southern will pay a solicitation fee of an amount equal to 1.00% of the par value per Share). If the Proposed Amendment is approved and adopted, the Company agrees to pay a separate fee of an amount equal to 0.50% of the par value per Share for Shares that are not tendered pursuant to the Offer but which are voted in favor of the Proposed Amendment (except that with respect to transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, the Company will pay a separate fee of an amount equal to 0.25% of the par value of such Shares). With respect to fees payable pursuant to this paragraph involving transactions for beneficial owners whose ownership is less than 2,500 Shares, any fees payable hereunder shall be paid in full to the Dealer Manager unless a Soliciting Dealer is designated (as herein described), in which case such fee shall be payable in full to such designated Soliciting Dealer (which designated Soliciting Dealer may be the Dealer Manager). With respect to fees payable pursuant to this paragraph involving transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, any fees payable hereunder shall be paid in full to the Dealer Manager unless a Soliciting Dealer is designated, in which case 80% of such fee shall be paid to the Dealer Manager and 20% of such fee shall be paid to the designated Soliciting Dealer (which designated Soliciting Dealer may be the Dealer Manager). A designated Soliciting Dealer is an entity obtaining the tender or proxy, if the Letter of Transmittal and Proxy shall include its name and it is
(a) any broker or dealer in securities, including the Dealer Manager in its capacity as a dealer or broker, which is a member of any national securities exchange or of the NASD, (b) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (c) any bank or trust company.

     No such solicitation fee or separate fee shall be payable to a Soliciting Dealer with respect to the tender of Shares by a holder unless the Letter of Transmittal and Proxy accompanying such tender designates such Soliciting Dealer. No such fee shall be payable to a Soliciting Dealer in respect of Shares registered in the name of such Soliciting Dealer unless such Shares are held by such Soliciting Dealer as nominee and such Shares are being tendered for the benefit of one or more beneficial owners identified on the Letter of Transmittal and Proxy or on the Notice of Solicited Tenders and Proxies (included in the materials provided to brokers and dealers). No such fee shall be payable to a Soliciting Dealer with respect to the tender of Shares by the holder of record, for the benefit of the beneficial owner, unless the beneficial owner has designated such Soliciting Dealer. Beneficial owners should review Instruction 10 and complete the "Solicited Tenders and Proxies" box in the accompanying Letter of Transmittal and Proxy to designate a Soliciting Dealer. If tendered Shares are being delivered by book-entry transfer, the Soliciting Dealer must return a Notice of Solicited Tenders and Proxies to the Depositary within three business days after expiration of the Offer to receive a solicitation fee. No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No such fee shall be paid to a Soliciting Dealer with respect to Shares tendered for such Soliciting Dealer's own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Southern, the Company, the Depositary, the Information Agent or the Dealer Manager for purposes of the Offer.

     Soliciting Dealers will include any of the organizations described in clauses (a), (b) and (c) above even when the activities of such organizations in connection with the Offer consist solely of forwarding to clients materials relating to the Offer, including the Letter of Transmittal and Proxy, and tendering Shares as directed by beneficial owners thereof. No Soliciting Dealer is required to make any recommendation to holders of Shares as to whether to tender or refrain from tendering in the Offer. No assumption is made, in making payment to any Soliciting Dealer, that its activities in connection with the Offer included any activities other than those described above, and for all purposes noted in all materials relating to the Offer, the term "solicit" shall be deemed to mean no more than "processing shares tendered," "processing shares voted" or "forwarding to customers materials regarding the Offer."

     Stock Transfer Taxes. Southern will pay all stock transfer taxes, if any, payable on account of the acquisition of Shares by Southern pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 6 of the accompanying Letter of Transmittal and Proxy.

             CERTAIN INFORMATION REGARDING SOUTHERN AND THE COMPANY

     The Company is an operating utility primarily engaged in the generation, transmission and distribution of electric power to approximately 1,250,000 customers in Alabama, and in supplying electric power at wholesale to other electric utility companies and municipalities. All of the common stock of the Company is owned by

Southern, a registered holding company under the Holding Company Act. Southern also owns all of the outstanding common stock of Georgia Power Company ("GEORGIA"), Gulf Power Company ("GULF"), Mississippi Power Company ("MISSISSIPPI") and Savannah Electric and Power Company ("SAVANNAH") (the Company, GEORGIA, GULF, MISSISSIPPI and SAVANNAH being collectively referred to herein as the "operating affiliates"), each of which is an operating public utility company, and of Southern Company Services, Inc. (the system service company). The Company and GEORGIA each owns 50% of the outstanding common stock of Southern Electric Generating Company ("SEGCO"). The operating affiliates supply electric services in the states of Alabama, Florida, Georgia and Mississippi, respectively, and SEGCO owns generating units at a large electric generating station which supplies power to the Company and GEORGIA. Southern also owns all the outstanding common stock of Southern Energy, Inc. ("Southern Energy"), The Southern Development and Investment Group, Inc. ("Southern Development"), Southern Nuclear Energy Operating Company, Inc. ("Southern Nuclear") and Southern Communications Services, Inc. ("Southern Communications"). Southern Energy designs, builds, owns and operates power production and delivery facilities and provides a broad range of technical services to industrial companies and utilities in the United States and a number of international markets. Southern Development explores, develops and markets energy management services and other business lines relating to Southern's core business of generating and distributing energy. Southern Nuclear provides services to the Southern electric system's nuclear plants. Southern Communications provides digital wireless communications services to the operating affiliates and regional non-affiliates.

     Southern and the Company are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including Southern and the Company. Reports, proxy materials and other information about Southern and the Company are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In connection with the Offer Southern has filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission that includes certain additional information relating to the Offer. Southern's Schedule 13E-4 will not be available at the Commission's regional offices.

                        SUMMARY OF FINANCIAL INFORMATION

     Set forth below is certain historical financial information of the Company. The historical financial information (other than the ratios of earnings to fixed charges) was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and from the unaudited financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997.

                        CONDENSED INCOME STATEMENT DATA

                                                      YEAR ENDED              SIX MONTHS ENDED
                                                     DECEMBER 31,                 JUNE 30,
                                                -----------------------   ------------------------
                                                   1996         1995         1997          1996
                                                ----------   ----------   ----------    ----------
                                                      (THOUSANDS OF DOLLARS, EXCEPT RATIOS)
                                                                                (UNAUDITED)
Operating Revenues............................  $3,120,775   $3,024,774   $1,432,857    $1,512,396
Operating Income..............................     616,638      625,318      249,205       293,725
Net Income....................................     398,092      387,963      131,607       182,174
Dividends on Preferred Stock..................      26,602       27,069       10,663        13,237
Net Income after Dividends on Preferred
  Stock.......................................     371,490      360,894      120,944       168,937
Ratio of Earnings to Fixed Charges............        3.57         3.45         3.31(1)       3.44(1)

---------------

(1) Ratio for the twelve months ended June 30.

                          CONDENSED BALANCE SHEET DATA

                                                      AT DECEMBER 31,             AT JUNE 30,
                                                  -----------------------   -----------------------
                                                     1996         1995         1997         1996
                                                  ----------   ----------   ----------   ----------
                                                               (THOUSANDS OF DOLLARS)
                                                                                  (UNAUDITED)
ASSETS:
Net Utility Plant In Service....................  $6,693,299   $6,592,699   $6,643,904   $6,637,094
Nuclear Fuel, at Amortized Cost.................     123,862      100,537      104,353       99,418
Construction Work in Progress...................     256,802      362,768      318,028      336,663
Cash and Cash Equivalents.......................       9,587       12,616        6,338       18,567
Other Current Assets............................     824,724      858,676      896,774      919,554
Other Assets....................................     825,572      817,064      844,683      822,916
                                                  ----------   ----------   ----------   ----------
                                                  $8,733,846   $8,744,360   $8,814,080   $8,834,212
                                                  ==========   ==========   ==========   ==========
LIABILITIES:
Common Equity...................................  $2,714,277   $2,690,374   $2,669,677   $2,706,929
Cumulative Preferred Stock (less amounts due
  within one year)..............................     340,400      440,400      278,400      440,400
Company Obligated Mandatorily Redeemable
  Preferred Securities of Subsidiary Trusts
  Holding Company Junior Subordinated Notes.....      97,000           --      297,000       97,000
Long-Term Debt (less amounts due within one
  year).........................................   2,354,006    2,374,948    2,298,860    2,373,060
Current Liabilities.............................     992,183      949,063    1,053,463      922,905
Other Liabilities...............................   2,235,980    2,289,575    2,216,680    2,293,918
                                                  ----------   ----------   ----------   ----------
                                                  $8,733,846   $8,744,360   $8,814,080   $8,834,212
                                                  ==========   ==========   ==========   ==========

     The financial statements of Southern and related information included in its Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 and its Current Reports on Form 8-K dated February 12, 1997, June 5, 1997 and July 2, 1997, each as filed with the Commission, are hereby incorporated by reference. The financial statements of the Company and related information included in its Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 and its Current Reports on Form 8-K dated January 9, 1997 and February 12, 1997, each as filed with the Commission, are hereby incorporated by reference. All documents subsequently filed by Southern and the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and Proxy Statement and prior to the Expiration Date (or any extension thereof) shall be deemed to be incorporated by reference in this Offer to Purchase and Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase and Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase and Proxy Statement.

     Southern and the Company each will provide without charge to each person to whom a copy of this Offer to Purchase and Proxy Statement has been delivered, on the written or oral request of any such person, a copy of any or all of its documents described above which have been incorporated by reference in this Offer to Purchase and Proxy Statement, other than exhibits to such documents. Such requests should be directed, in the case of Southern, to Tommy Chisholm, Secretary, The Southern Company, 270 Peachtree Street, N.W., Atlanta, Georgia 30303, telephone: (770) 393-0650 and, in the case of the Company, to Corporate Secretary, Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35291, telephone (205) 257-1000. The information relating to Southern and the Company contained in this Offer to Purchase and Proxy Statement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

                                 MISCELLANEOUS

     The Offer is not being made to, nor will Southern accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. Southern is not aware of any jurisdiction where the making of the Offer or the tender of Shares would not be in compliance with applicable law. If Southern becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, Southern will make a good faith effort to comply with such law. If, after such good faith effort, Southern cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the owners of Shares residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on Southern's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                          THE SOUTHERN COMPANY
                                          ALABAMA POWER COMPANY

                                                                      APPENDIX A

       PROVISIONS OF THE CHARTER TO BE DELETED BY THE PROPOSED AMENDMENT

     Unless otherwise defined, capitalized terms used herein are used as defined in the Charter.

THE DEBT LIMITATION PROVISION

     Paragraph A.2.f.(2) of Article IX of the Charter states:

          "Notwithstanding any of the provisions of Article XI hereof, so long as any shares of the preferred stock or Class A preferred stock are outstanding, the consolidated corporation shall not, without the affirmative vote in favor thereof of the holders of at least a majority of the total voting power of the shares of preferred stock and Class A preferred stock at the time outstanding,

             (2) issue or assume any unsecured notes, debentures or other securities representing unsecured debt (other than for the purpose of refunding or renewing outstanding unsecured securities issued or assumed by the consolidated corporation resulting in equal or longer maturities or redeeming or otherwise retiring all outstanding shares of the preferred stock or Class A preferred stock or of any kind of stock over which the preferred stock and the Class A preferred stock do not have preference as to the payment of dividends and as to assets) if immediately after such issue or assumption the total outstanding principal amount of all unsecured notes, debentures or other securities representing unsecured debt of the consolidated corporation will thereby exceed 20% of the aggregate of all existing secured debt of the consolidated corporation and the capital stock, premiums thereon and surplus of the corporation as stated on its books."

THE MERGER PROVISION

     Paragraph A.2.f.(1) of Article IX of the Charter states:

          "Notwithstanding any of the provisions of Article XI hereof, so long as any shares of the preferred stock or Class A preferred stock are outstanding, the consolidated corporation shall not, without the affirmative vote in favor thereof of the holders of at least a majority of the total voting power of the shares of preferred stock and Class A preferred stock at the time outstanding,

          (a) sell, lease or exchange all or substantially all of its property or merge or consolidate with or into any other corporation or corporations, unless such sale, lease, exchange, merger or consolidation, or the issuance and assumption of all securities to be issued or assumed in connection therewith, shall have been ordered, approved or permitted under the Public Utility Holding Company Act of 1935 by the Securities and Exchange Commission or any successor commission or regulatory authority of the United States of America. Nothing in this paragraph contained shall authorize any such sale, lease, exchange, merger or consolidation by the vote of the holders of a less number of shares of the preferred stock or Class A preferred stock, or of any other class of stock, or of all classes of stock, than is required for any such sale, lease, exchange, merger or consolidation by the laws of the State of Alabama at the time applicable thereto."

THE COMMON STOCK DIVIDEND PROVISION

     The relevant provision of Paragraph A.2.b. of Article IX of the Charter states:

          "So long as any shares of the preferred stock or Class A preferred stock are outstanding, the payment of dividends on the common stock (other than dividends payable in common stock) and the making of any distribution of assets to holders of common stock by purchase of shares or otherwise (each of such actions being herein embraced within the term "payment of common stock dividends") shall be subject to the following limitations (except as may be approved or permitted by the affirmative favorable vote of the holders of at least two-thirds of the total voting power of the shares of preferred stock and Class A preferred stock at the time outstanding):

             (a) If and so long as the ratio of the aggregate of the par value of, or stated capital represented by, the outstanding shares of common stock (including premiums on the common stock but excluding premiums on the preferred stock and Class A preferred stock) and of the surplus of the consolidated corporation to the total capitalization and surplus of the consolidated corporation at the end of a period of twelve consecutive calendar months within the fourteen calendar months immediately preceding the calendar month in which the proposed payment of common stock dividends is to be made (such period being hereinafter referred to as the "base period"), adjusted to reflect the proposed payment of common stock dividends (such ratio being hereinafter referred to as the "capitalization ratio"), is less than 20%, the payment of common stock dividends, including the proposed payment, during the twelve calendar months period ending with and including the calendar month in which the proposed payment is to be made shall not exceed 50% of the net income of the consolidated corporation available for the payment of dividends on the common stock during the base period;

             (b) If and so long as the capitalization ratio is 20% or more but less than 25%, the payment of common stock dividends, including the proposed payment, during the twelve calendar months period ending with and including the calendar month in which the proposed payment is to be made shall not exceed 75% of the net income of the consolidated corporation available for the payment of dividends on the common stock during the base period; and

             (c) Except to the extent permitted under paragraphs (a) and (b) above, the consolidated corporation shall not make any payment of common stock dividends which would reduce the capitalization ratio to less than 25%.

     For the purpose of the foregoing provisions, the following terms shall have the following meanings:

          (1) The term "net income of the consolidated corporation available for the payment of dividends on the common stock" shall mean for any period the balance remaining after deducting from the total gross revenues of the consolidated corporation from all sources during such period the following:

             (i) all operating expenses and taxes, including charges to income for general taxes and for federal and state taxes measured by income, for retirement or depreciation reserve and for amortization or other disposition of amounts, if any, classified as amounts in excess of original cost of utility plant; (ii) all interest charges and other income deductions, including charges to income for amortization of debt discount, premium and expense and preferred stock and Class A preferred stock premium and expense; (iii) all dividends paid or set aside for payment to the holders of preferred stock and Class A preferred stock which are applicable to such period; and (iv) the greater of (x) the total amount, if any, by which the aggregate of the charges to income or earned surplus during such period for repairs, maintenance and provision for depreciation shall have been less than 15% of the gross operating revenues derived by the consolidated corporation during such period, after deduction for such revenues of the aggregate cost of electric energy, gas and steam purchased for resale, and (y) the total amount, if any, by which the charges to income or earned surplus during such period as provision for depreciation shall have been less than the sum of the amounts equal to the product of the applicable percentage (as defined in Section 3 of the Supplemental Indenture dated as of October 1, 1981) and the mathematical average of the amounts of depreciable property (as defined in said Section 3) at the opening of business on the first day and at the close of business on the last day of such period.

          (2) The term "total capitalization" shall mean the aggregate of the principal amount of all outstanding indebtedness of the consolidated corporation maturing more than twelve months after the date of issue or assumption, plus the par value of, or stated capital represented by, the outstanding shares of all classes of stock of the consolidated corporation, including any premiums on capital stock.

          (3) The term "surplus" shall include capital surplus, earned surplus and any other surplus of the consolidated corporation, adjusted to eliminate (i) the greater of (x) the total amount, if any, by which the aggregate of the charges to income or earned surplus since December 31, 1960 and prior to the end of the base period for repairs, maintenance and provision for depreciation shall have been less than 15% of the operating revenues derived by the consolidated corporation since December 31, 1960 and prior to the end of the base period, after deduction from such revenues of the aggregate cost of electric energy, gas and steam purchased for resale, and (y) the total amount, if any, by which the charges to income or earned surplus during since December 31, 1960 and prior to the end of the base period as provision for depreciation shall have been less than the sum of the amounts equal to the product of the applicable percentage (as defined in Section 3 of the Supplemental Indenture dated as of October 1,
     1981) and the mathematical average of the amounts of depreciable property (as defined in said Section 3) at the opening of business on the first day and at the close of business on the last day of each calendar year (and, proportionately, of each period of months which is less than a calendar year) subsequent to December 31, 1960 and prior to the end of the base period; and (ii) any amounts which may then be classified by the consolidated corporation on its books as amounts in excess of the original cost of utility plant and which are not provided for by reserve and any items set forth on the asset side of the balance sheet of the consolidated corporation as a result of accounting convention, such as unamortized debt discount, premium and expense and preferred stock and Class A preferred stock premium and expense, unless any such amount or item, as the case may be, is being amortized or is being provided for by a reserve."

THE RETAINED EARNINGS DIVIDEND PROVISION

     The relevant provision of Paragraph A.2.b. of Article IX of the Charter states that no dividends on common stock may be paid in certain events "or if, at the time of declaration thereof or the making of such distribution, there shall not remain to the credit of earned surplus account (after deducting therefrom the amount of such dividends and distributions) an amount at least equal to two times the annual dividend requirements on all then outstanding shares of the preferred stock and Class A preferred stock and on all other kinds of stock over which the preferred stock and Class A preferred stock do not have preference as to the payment of dividends and as to assets."

     Facsimile copies of the Letter of Transmittal and Proxy will not be accepted. The Letter of Transmittal and Proxy and, if applicable, certificates for Shares should be sent or delivered by each tendering or voting Preferred Shareholder of the Company or his or her broker, dealer, bank or trust company to the Depositary at one of its addresses set forth below.

                                THE DEPOSITARY:

                              THE BANK OF NEW YORK

                  By Mail:                             By Hand or Overnight Courier:
        Tender & Exchange Department                   Tender & Exchange Department
               P.O. Box 11248                               101 Barclay Street
            Church Street Station                       Receive and Deliver Window
        New York, New York 10286-1248                    New York, New York 10286

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Requests for additional copies of this Offer to Purchase and Proxy Statement, the Letter of Transmittal and Proxy or other tender offer or proxy materials may be directed to the Information Agent, and such copies will be furnished promptly at the Company's expense. Preferred Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                             THE INFORMATION AGENT:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                           (888) 881-0526 (toll free)
                                       or
                             Banks and Brokers call
                                 (888) 349-2003

                              THE DEALER MANAGER:

                              MERRILL LYNCH & CO.
                             World Financial Center
                                250 Vesey Street
                            New York, New York 10281
                           1-888-ML4-TNDR (toll free)
                                (1-888-654-8637)

                                   ATTENTION
                    SHAREHOLDERS WHO HAVE LOST CERTIFICATES:
                     Call SCS Stockholder Services collect
                         at 404-506-0967 for assistance